Exhibit 8.1

[Letterhead of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC]

December 9, 2015

Board of Directors

Mid-America Apartment Communities, Inc.

6584 Poplar Avenue, Suite 300

Memphis, TN 38138

Re:	Mid-America Apartment Communities, Inc.’s Qualification as a Real Estate Investment Trust

Gentlemen:

We have acted as counsel to Mid-America Apartment Communities, Inc., a Tennessee corporation (the “Company”), and Mid-America Apartments, L.P., a Tennessee limited partnership (the “Operating Partnership”), in connection with their registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”), relating to the proposed public offering of an unlimited amount of one or more series of the following securities: (i) shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”); (ii) shares of the Company’s preferred stock, $0.01 par value per share (the “Preferred Stock”); (iii) depositary shares representing fractional interests in shares of Preferred Stock (the “Depositary Shares”) that will be represented by depositary receipts (“Depositary Receipts”) issued pursuant to one or more deposit agreements (each, a “Deposit Agreement”) between the Company and a depositary to be named therein (the “Depositary”); (iv) debt securities (the “Debt Securities”) of the Operating Partnership, in one or more series that will be issued under one or more indentures (each, an “Indenture”) between the Operating Partnership, the Company and a trustee to be named therein (the “Trustee”); and (v) guarantees of the Company of the Debt Securities (the “Debt Guarantees”). The Common Stock, Preferred Stock, the Depositary Shares, the Debt Securities and the Debt Guarantees are referred to collectively herein as the “Securities.” all of which Securities may be sold from time to time and on a delayed or continuous basis, as set forth in the prospectus which forms a part of the Registration Statement (the “Prospectus”), and as to be set forth in one or more supplements to the Prospectus (each a “Prospectus Supplement”). You have requested our opinion regarding certain U.S. federal income tax matters.

The Company operates in an umbrella partnership real estate investment trust (“REIT”) structure. In this structure, properties are owned and operated by one or more operating partnerships in which the Company is general partner and owns a substantial interest. The Company’s primary operating partnership is the Operating Partnership.

The Operating Partnership and the Company currently own equity interests in 266 existing and operating multifamily properties (the “Existing Properties”). The Company owns indirectly through the Operating Partnership, subsidiary limited partnerships or limited liability companies (collectively, the “Property Partnerships”). The Company is a participant in certain joint ventures (the “Joint Ventures”). The Company also is an indirect owner of certain taxable REIT subsidiaries (collectively, the “Taxable REIT Subsidiaries”).

In giving the opinion set forth below, we have examined the following:

1. the Company’s Charter, as amended and/or restated as of the date hereof and each other date relevant to any of the opinions expressed herein and as in effect when various actions relevant to any of the opinions expressed herein were taken;

2. the Company’s Bylaws, as amended and/or restated as of the date hereof and each other date relevant to any of the opinions expressed herein and as in effect when various actions relevant to any of the opinions expressed herein were taken;

3. the Registration Statement;

4. the governing documents of the Property Partnerships, the Taxable REIT Subsidiaries and the Joint Ventures;

5. the Ownership Limit Waiver Agreement dated June 6, 2011 by and between the Company and Invesco Advisers, Inc.;

6. the Ownership Limit Waiver Agreement dated September 1, 2011 by and between the Company and BlackRock, Inc.;

7. the Ownership Limit Waiver Agreement dated July 15, 2014 by and between the Company and The Vanguard Group, Inc.; and

8. such other documents as we have deemed necessary or appropriate for purposes of this opinion.

In connection with the opinion rendered below, we have assumed generally that:

1. Each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been further amended.

2. Each partner (each, a “Partner”) of the Property Partnerships that is a corporation or other entity has a valid legal existence.

3. Each Partner has full power, authority, and legal right to enter into and to perform the terms of the operating agreements and partnership agreements of the Property Partnerships (collectively, the “Partnership Agreements”) and the other governing documents of the Property Partnerships, and the transactions contemplated thereby.

4. Each Property Partnership operates in accordance with the governing law of the state in which it was formed and the Partnership Agreement pursuant to which it was formed.

5. Each Partnership Agreement has remained in substantially the same form as it was upon the most recent amendment and restatement thereof, and has not been further amended in any material respect (except upon the substitution of partners in accordance with the terms of such Partnership Agreement).

6. During its taxable year ending December 31, 1994, and subsequent taxable years, the Company has operated and will continue to operate in such a manner that makes and will continue to make the representations contained in a certificate, dated as of the date set forth above and executed by a duly appointed officer of the Company (the “Officer’s Certificate”), true for such years.

7. The Company will not make any amendments to its governing documents or the governing documents of any of the Property Partnerships after the date of this opinion that would affect its qualification as a REIT for any taxable year.

8. No action will be taken by the Company or the Property Partnerships after the date hereof that would have the effect of altering the facts upon which the opinion set forth below are based.

In connection with the opinion rendered below, we also have relied upon the correctness of the representations as to factual matters contained in the Officer’s Certificate. After reasonable inquiry, we are not aware of any facts inconsistent with such representations. Where such representations involve matters of laws, we have explained to the Company’s representatives the relevant and material sections of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service, and other relevant authority to which such representations relate and are satisfied that the Company’s representatives understand such provisions and are capable of making such representations.

Based on the factual matters in the documents and assumptions set forth above, the representations as to factual matters set forth in the Officer’s Certificate, the discussion in the Registration Statement under the caption “U.S. Federal Income Tax Consequences” and the factual matters in Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the Commission on March 19, 2015 (the “Tax 8-K”), we are of the opinion that:

1. Commencing with its taxable year ended December 31, 1994, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust (a “REIT”) under the Code, and its organization and current and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code.

2. The statements contained in the Registration Statement and Exhibit 99.1 to the Tax 8-K (which is incorporated by reference into the Prospectus), although general in nature, are correct and accurate in all material respects and fairly summarize the material aspects of the U.S. federal income tax considerations that are likely to be material to a holder of the Common Stock, subject to the qualifications set forth therein.

We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.

The foregoing opinion is based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

The foregoing opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinion is rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update any opinion expressed herein after the date of this letter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the use of the name of our firm in the section entitled “Legal Matters” in the Prospectus included in the Registration Statement and in Exhibit 99.1 to the Tax 8-K. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

BAKER, DONELSON, BEARMAN, CALDWELL & BERKOWITZ, a professional corporation

By:	/s/ Richard F. Mattern
Richard F. Mattern Authorized Representative